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Exhibit 99.1

NEWS

QWEST COMMUNICATIONS REACHES AGREEMENT TO ACQUIRE NETWORK
ASSETS AND ASSOCIATED REVENUE STREAMS FROM ALLEGIANCE TELECOM

Supports Qwest's Plans for Profitable Growth; Company Gains Valuable Network
Assets to Better Serve Business Customers and
to Support the Delivery of New Services

        DENVER, December 18, 2003—Qwest Communications International Inc. (NYSE: Q) today announced it has signed an agreement to purchase certain assets and associated revenue streams from Allegiance Company, Inc (OTC: ALGXQ). Qwest intends to purchase network assets in 36 metro markets, 31 of which are outside the Qwest local service region. This will increase Qwest's points of presence (POPs) by nearly 700 and provide additional network facilities to support the delivery of end-to-end voice and data communications to business customers across the U.S.

        Under the terms of the agreement, Qwest will purchase the Allegiance assets for approximately $300 million in cash. In addition, Qwest will issue approximately $90 million of convertible debt with a conversion price of $6.10 per share and a coupon of 1.5 percent. Allegiance currently carries approximately $550 million annually in telecommunications traffic across these assets. Qwest plans to combine and optimize this traffic—with its existing network traffic—in the most cost-efficient manner in 2004.

        The agreement is subject to approval by the U.S. Bankruptcy Court and certain other government regulatory agencies. Allegiance has filed a motion with the Bankruptcy Court to begin a sale process in which Qwest will be designated as the stalking horse bidder and other interested potential bidders will have an opportunity to offer higher bids for the assets of Allegiance. If Qwest is successful in the bidding process, the company expects to close on the transaction in 2004.

        "Upon closing of this transaction, Qwest will have more POPs than any other inter-exchange carrier in the U.S., allowing us to better serve existing customers and immediately expand our ability to serve more businesses than ever before," said Richard C. Notebaert, Qwest chairman and CEO. "With these assets, we expect to improve Qwest's profitability and expand our delivery of end-to-end communications solutions to businesses nationwide."

        Qwest and Allegiance emphasized that they are committed to ensuring that Allegiancecustomers continue to receive quality service as the Allegiance bankruptcy process is resolved and its customers are transitioned to Qwest.

        Qwest expects to achieve significant cost synergies by using Allegiance's local network POPs to connect Qwest's network to business customers. The company expects this acquisition to drive profitable revenue and generate savings in access payments; eliminate duplicative sales and administrative expenses; reduce capital and network operating expenses; and greatly improve Qwest's ability to activate new services for customers. In addition, the expanded access to local network facilities in key U.S. markets will help support the company's delivery of new enterprise communications services, such as Voice-over-IP.

        "A Qwest-Allegiance pairing would dramatically increase competition in the telecom industry and would result in the first large scale out-of-region competitor for local telephone service between the regional Bell companies—a huge benefit to medium and small businesses," said Royce Holland, chairman and chief executive officer of Allegiance Telecom.

        Allegiance Telecom is a facilities-based national local exchange carrier headquartered in Dallas, Texas. Allegiance offers competitive local service for medium and small businesses, and a complete package of telecommunications services, including local, long-distance, international calling, high-speed data transmission and Internet services. Allegiance serves 36 major metropolitan areas in the U.S. The company is currently pursuing financial restructuring under Chapter 11 of the U.S. Bankruptcy Code. The bankruptcy filings were announced May 14, 2003, and were made in the U.S. Bankruptcy Court in the Southern District of New York.

About Qwest

        Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services to more than 25 million customers. The company's 47,000 employees are committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

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Forward Looking Statement Note

        This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Readers should also consider the risks specifically associated with the acquisition of Allegiance's operations, which include, but are not limited to: the possibility of a competitor providing a superior bid for the Allegiance operations during the course of the auction process, resulting in our failure to complete the acquisition; our failure to realize expected benefits and synergies of the acquisition due to, among other things, unanticipated declines in the operations of Allegiance or difficulties associated with the transition of Allegiance customers to the Qwest network; unanticipated difficulties or costs associated with integrating the operations of Allegiance with the operations of Qwest; the impact on our financial statements of non-cash charges associated with the acquisition; and any delays in completing the acquisition or integrating operations that may result from any legal claims (even if without merit) that may be made by Allegiance creditors or other interested parties..

        The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

        Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

        The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Kate Varden	Stephanie Comfort
	303-992-3882	800-567-7296
	kate.varden@qwest.com	IR@qwest.com

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QWEST COMMUNICATIONS REACHES AGREEMENT TO ACQUIRE NETWORK ASSETS AND ASSOCIATED REVENUE STREAMS FROM ALLEGIANCE TELECOM